Exhibit 99.1

Net1 provides further update on SASSA tender process

Johannesburg, February 6, 2015 – Net1 (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

As reported in the press release dated December 5, 2014, the Company filed further affidavits on January 20, 2015 and written submissions on January 27, 2015 with the South African Constitutional Court (“Court”), setting out the Company’s reasons and arguments for a Court order setting aside the Request For Proposal (“RFP”) and / or directing SASSA to issue a corrected RFP.

The Court issued further directions today by instructing SASSA to indicate to the Court by Tuesday, February 10, 2015 whether it intends to make further amendments to the RFP and, if so, to effect such changes by Friday, February 13, 2015. The Court indicated that further directions may be issued.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com